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                                                                    EXHIBIT 10.1


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of July 1, 2001 (this "Agreement"), between CUMULUS MEDIA INC., an Illinois corporation (the "Company"), and LEWIS W. DICKEY, JR. (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company is a radio broadcasting company focused on the acquisition, operation and development of radio stations in mid-size and smaller radio markets;

         WHEREAS, the Company and the Executive previously entered into an employment agreement dated May, 1998 ("Prior Agreement");

         WHEREAS, it is intended that the Executive will continue to serve the Company as its Executive Vice Chairman and as a Director of the Company following the execution and delivery of this Agreement and that this Agreement, except as provided in Section 15, shall amend and restate and, thus, supercede the Prior Agreement; and

         WHEREAS, the Company wishes to assure itself of the continued services of the Executive so that it will have the benefit of his ability, experience and services, and the Executive is willing to enter into this Agreement to that end, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. EMPLOYMENT

         The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to remain in the employ of the Company, on and subject to the terms and conditions of this Agreement.

2. TERM

         The period of this Agreement (the "Agreement Term") shall commence on the date hereof and shall expire on the third anniversary of the date hereof (the "Initial Term"). The Agreement Term shall be automatically extended for an additional year at the expiration of the Initial Term, or any succeeding term, unless written notice of non-extension is provided by either party to the other party at least 180 days prior to the expiration of the Initial Term or any succeeding term, as the case may be. The period of the Executive's employment under this Agreement (the "Employment Period") shall commence as of the date hereof and shall expire at the end of the Agreement Term, unless terminated or extended in accordance with the terms and conditions of this Agreement.


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3. POSITION, DUTIES AND RESPONSIBILITIES

         (a) The Executive shall serve as, and with the title, office and authority of, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company. The Executive shall also hold similar titles, offices and authority with the Company's subsidiaries and its successors. The Company shall use its best efforts to cause the Executive to be nominated and elected to the Board of Directors of the Company (the "Board") and of its subsidiaries and its successors for the duration of the Employment Period.

         (b) The Executive shall have effective supervision and control over, and responsibility for, the strategic direction and general and active day-to-day leadership and management of the business and affairs of the Company and the subsidiaries of the Company, subject only to the authority of the Board, and shall have all of the powers, authority, duties and responsibilities usually incident to the position and office of Chairman of the Board of Directors, President and Chief Executive Officer of the Company. The Executive shall report directly to the Board.

         (c) The Executive agrees to devote substantially all of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for (i) participating in professional, educational, philanthropic, public interest, charitable, social or community activities,
                  (ii) serving as a director or member of an advisory committee of any corporation or other entity that the Executive was serving on as of the date of the Prior Agreement or any other corporation or entity that is not in competition with the Company, (iii) managing his personal investments or (iv) performing such services as are consistent with his position with Stratford Research, Inc.; provided, further, that any such activities set forth in clauses (i) through (iv) above do not materially interfere with the Executive's regular performance of his duties and responsibilities hereunder.

         (d) The Executive shall perform his duties at the offices of the Company located in Atlanta, Georgia, but from time to time the Executive may be required to travel to other locations in the proper conduct of his responsibilities under this Agreement.

4. COMPENSATION AND BENEFITS

         In consideration of the services rendered by the Executive during the Employment Period, the Company shall pay or provide the Executive the compensation and benefits set forth below.

         (a) SALARY. The Company shall pay the Executive a base salary (the "Base Salary") equal to $500,000 per annum during the first 12 months of the Agreement Term. In its sole discretion, the Compensation Committee of the Board (the "Compensation Committee") may review the Base Salary with a view


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                  toward consideration of merit increases as the Compensation
                  Committee deems appropriate. The Base Salary shall be paid in arrears in substantially equal installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company.

         (b) INCENTIVE BONUSES. The Company shall provide the Executive with the opportunity to earn an annual target bonus of up to 50% of his Base Salary (the "Target Bonus Amount") for each fiscal year of the Company ending during the Employment Period. An amount up to the Target Bonus Amount will be payable to the Executive in the event that the annual bonus targets established by the Compensation Committee (in consultation with the Executive) are met during the relevant year. Any Target Bonus Amount shall be paid as promptly as practicable following the calculation of the broadcast cash flow for the preceding calendar year. The Executive shall participate in all other short-term and long-term bonus or incentive plans or arrangements in which other senior executives of the Company are eligible to participate from time to time with the Executive's short-term and long-term bonus or incentive compensation opportunities under such plans and arrangements to be determined by the Compensation Committee.

         (c) EMPLOYEE BENEFITS. The Executive shall be entitled to participate in all employee benefit plans, programs, practices or arrangements of the Company in which other senior executives of the Company are eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, any medical, dental, health and welfare plans and any stock purchase programs that are approved by the Compensation Committee on terms and conditions at least as favorable as provided to other senior executives of the Company.

         (d) FRINGE BENEFITS AND PERQUISITES. The Executive shall be entitled to all fringe benefits and perquisites that are generally made available to senior executives of the Company from time to time that are approved by the Compensation Committee. In addition, the Executive shall receive a car allowance of $1,000 per month.

5. EQUITY INCENTIVES

         As further consideration for the services rendered by the Executive during the Employment Period, the Executive shall be granted time-vested stock options (the "Time-Vested Options") and performance stock options (the "Performance Options") to purchase shares of the Company's Class A common stock (the "Common Stock") on the terms and conditions set forth below.

         (a) TIME-VESTED OPTIONS. In connection with the annual grants to be made in 2002, Time-Vested Options to purchase 250,000 shares of Common Stock shall be granted to the Executive. In addition, in connection with the annual grants to be made in 2003 and 2004, Time-Vested Options to purchase an additional 250,000 shares of Common Stock shall be granted to the Executive in each year;


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                  provided however, that the grants in 2003 and 2004 shall be made only if and to the extent that the percentage dilution represented by the number of all then outstanding options to employees of the Company (including any grants made pursuant to this Agreement) divided by the number of shares of Common Stock then outstanding would be no greater than the percentage dilution, as of the date of this Agreement, represented by the number of all then outstanding options to employees of the Company (excluding any grants made pursuant to this Agreement) divided by the number of shares of Common Stock then outstanding. In the event that the grants in 2003 and/or in 2004 cannot be made, in whole or in part, due to the preceding sentence, the Company and the Executive shall in good faith negotiate the terms of a substitute compensatory arrangement. Except as otherwise provided for in this Agreement, all Time-Vested Options granted pursuant to this section shall vest based on the continued employment of the Executive in equal quarterly installments of 1/16 of the number of subject shares on the last day of each of the 16 consecutive calendar quarters ending following the date of grant. The exercise price of the Time-Vested Options shall be the market price per share on the date of each grant. The Time-Vested Options shall have a 10-year term of exercise and, except as otherwise provided in this Agreement, shall remain exercisable following vesting for the full term without regard to the employment status of the Executive. The Time-Vested Options shall be intended to qualify as an "incentive stock option" to the maximum extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         (b) PERFORMANCE OPTIONS. In connection with the annual grants to be made in 2002, Performance Options to purchase 250,000 shares shall be granted to the Executive and, in connection with the annual grants to be made in 2003 and 2004, Performance Options to purchase an additional 250,000 shares shall be granted to the Executive in each year; provided however, that the grants in 2003 and 2004 shall be made only if and to the extent that the percentage dilution represented by the number of all then outstanding options to employees of the Company (including any grants made pursuant to this Agreement) divided by the number of shares of Common Stock then outstanding would be no greater than the percentage dilution, as of the date of this Agreement, represented by the number of all then outstanding options to employees of the Company (excluding any grants made pursuant to this Agreement) divided by the number of shares of Common Stock then outstanding. In the event that the grants in 2003 and/or in 2004 of Time-Vested Options or Performance Options cannot be made in part due to the preceding sentence, the Time-Vested Options shall be granted prior to the grant of the Performance Options to the extent they may be granted under the test contained in the foregoing proviso. To the extent Performance Options are not granted by virtue of the application of such proviso, the Company and the Executive shall in good faith negotiate the terms of a substitute compensatory arrangement. Each grant of Performance Options shall be subject to the terms of the stock option agreement which will accompany the grant and will be entered into between the Company and the Executive, provided, however, that the terms contained in such stock option agreement shall be consistent with the terms of this


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                  Agreement. Except as otherwise provided for in this Agreement, all Performance Options granted pursuant to this Section shall, on the last day of each of the four consecutive fiscal years ending following the date of grant, vest in equal annual installments of 1/4 of the number of subject shares, provided that (i) for such fiscal year the Company has achieved its Board approved EBITDA budgeting goals for such year; and (ii) the Executive has remained in the continuous employment of the Company. Any Performance Options that have not vested pursuant to the preceding sentence shall vest on the eighth anniversary of the date of grant, provided the Executive has remained in the continuous employment of the Company through such date.
                  The exercise price of the Performance Options shall be the market price per share on the date of each grant. The Performance Options shall have a 10-year term of exercise and, except as otherwise provided for in this Agreement, shall remain exercisable following vesting for the full term without regard to the employment status of the Executive. The Performance Options shall be intended to qualify as an "incentive stock option" to the maximum extent permissible under Section 422 of the Code.

         (c) CHANGE IN CONTROL. In the event of a Change in Control, as defined in Section 8(c) hereof, the unvested portion of any Time-Vested Options and any Performance Options shall become immediately and fully vested and exercisable, and shall remain exercisable for the full term thereof. This accelerated vesting provision shall apply only to Time Vested Options and Performance Options that have been granted as of the date triggering acceleration and shall have no force or effect with respect to any options described herein which are not then issued.

         (d) OTHER EQUITY INCENTIVES. In addition to the foregoing stock option grants, the Executive shall be given consideration from time to time by the Compensation Committee for the grant of stock options or other equity incentives with respect to the Common Stock under any stock option or equity-based incentive plan or arrangement of the Company approved by the Compensation Committee for which senior executives of the Company are eligible to participate.

6. TERMINATION OF EMPLOYMENT

         The Employment Period will be terminated upon the happening of any of the following events:

         (a) RESIGNATION FOR GOOD REASON. The Executive may voluntarily terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                  (i) the assignment to the Executive of any duties inconsistent with the Executive's position (including status, offices, titles or reporting relationships), authority, duties or responsibilities as contemplated by Section 3 hereof, any adverse change in the Executive's reporting responsibilities, or any action by the Company that results in a diminution in such position, authority, duties or responsibilities, but excluding for


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                           these purposes an isolated and insubstantial action
                           not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (ii) the failure of the Company to nominate the Executive to the Board or the failure of the Board to recommend that the Company's stockholders elect the Executive to the Board;

                  (iii) any failure by the Company to comply with the compensation and benefits provisions of Sections 4 or 5 hereof or to comply with any other material obligation of the Company under this Agreement, including, without limitation, any failure by the Company to obtain an assumption of this Agreement by a successor corporation as required under Section 13
                           (a) hereof;

                  (iv) a notice of non-extension of the Agreement Term given by the Company to the Executive as set forth in
                           Section 2 hereof prior to the expiration of the Initial Term; or

                  (v) the relocation, without the consent of the Executive, of the Executive's office to a location more than 40 miles from its current location in Atlanta, Georgia.

However, in no event shall the Executive be considered to have terminated his employment for "Good Reason" unless and until the Company receives written notice from the Executive identifying in reasonable detail the acts or omissions constituting "Good Reason" and the provision of this Agreement relied upon, and such acts or omissions are not cured by the Company to the reasonable satisfaction of the Executive within 15 days of the Company's receipt of such notice.

         (b) RESIGNATION WITHOUT GOOD REASON. The Executive may voluntarily terminate his employment hereunder for any reason at any time, including for any reason that does not constitute Good Reason.

         (c) TERMINATION FOR CAUSE. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Executive shall be considered to be terminated for "Cause" only upon (i) the conviction of the Executive of a felony under the laws of the United States or any state thereof, whether or not appeal is taken, (ii) the conviction of the Executive for a violation of criminal law involving the Company and its business, (iii) the willful misconduct of the Executive, or the willful or continued failure by the Executive (except as provided in Section 6(e) hereof) to substantially perform his duties hereunder, in either case which has a material adverse effect on the Company; or (iv) the willful fraud or material dishonesty of the Executive in connection with his performance of duties to the Company. However, in no event shall the Executive's employment be considered to have been terminated for "Cause" unless and until the Executive receives a copy of a resolution adopted by the


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                  Board finding that, in the good faith opinion of the Board, the Executive is guilty of acts or omissions constituting Cause, which resolution has been duly adopted by an affirmative vote of a majority of the Board, excluding the Executive and any individual alleged to have participated in the acts constituting "Cause." Any such vote shall be taken at a meeting of the Board called and held for such purpose, after reasonable written notice is provided to the Executive setting forth in reasonable detail the facts and circumstances claimed to provide a basis of termination for Cause and the Executive is given an opportunity, together with counsel, to be heard before the Board. The Executive shall have the opportunity to cure any such acts or omissions (other than items (i) or (ii) above) within 15 days of the Executive's receipt of such resolution. The foregoing shall not limit the right of the Company to suspend the Executive from his day-to-day responsibilities with the Company pending the completion of such notice and cure procedures.

         (d) TERMINATION WITHOUT CAUSE. The Board shall have the right to terminate the Executive's employment hereunder other than for Cause at any time, subject to the consequences of such termination as set forth in this Agreement.

         (e) DISABILITY. The Executive's employment hereunder shall terminate upon his Disability. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness or incapacity for a period of four and one-half consecutive months, or for a period of 135 calendar days, whether or not consecutive, during any 365 day period, as a result of a condition that is treated as a total or permanent disability under the long-term disability insurance policy of the Company that covers the Executive. The Executive's employment hereunder shall be deemed terminated by reason of Disability on the last day of the applicable period; provided, however, in no event shall the Executive be terminated by reason of Disability unless the Executive receives written notice from the Company, at least 15 days in advance of such termination, stating its intention to terminate the Executive for reason of Disability.

         (f) DEATH. The Executive's employment hereunder shall terminate upon his death.

7. COMPENSATION UPON TERMINATION OF EMPLOYMENT

         In the event the Executive's employment by the Company is terminated during the Agreement Term, the Executive, in addition to any benefits provided pursuant to Section 15, shall be entitled to the severance payments and benefits specified below:

         (a) RESIGNATION FOR GOOD REASON; TERMINATION WITHOUT CAUSE. In the event the Executive voluntarily terminates his employment hereunder for Good Reason or is terminated by the Company other than for Cause, death or Disability, the Company shall pay the Executive and provide him with the following:


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                  (i)      ACCRUED RIGHTS. Upon the Executive's termination of
                           employment, the Company shall pay the Executive a lump-sum amount equal to the sum of (A) his earned but unpaid Base Salary through the date of termination, (B) any earned but unpaid Target Bonus Amount for any completed fiscal year, and (C) any unreimbursed business expenses or other amounts due to the Executive from the Company as of the date of termination. The Company shall also pay to the Executive, upon the final preparation of the Company's audited financial statements for the year in which termination of employment occurs, an additional lump-sum amount calculated based on the degrees of achievement of the bonus target applicable to the Target Bonus Amount for such year, determined in accordance with the terms of the bonus plan for such year but prorated on a daily basis to reflect the partial year of service. In addition, the Company shall provide to the Executive all payments, rights and benefits due as of the date of termination under the terms of the Company's employee and fringe benefit plans and programs in which the Executive participated during the Employment Period (together with the lump-sum payments described above, the "Accrued Rights").

                  (ii) SEVERANCE PAYMENT. The Company shall pay the Executive the greater of (A) the amount equal to the aggregate Base Salary payments (at the rate in effect at the time of termination) that remain payable to the Executive from the date of termination until the expiration of the Agreement Term, or (B) the amount equal to the sum of (1) the annual Base Salary in effect at the time of termination and (2) the amount of the annual bonus paid to the Executive pursuant to
                           Section 4(b) hereof for the fiscal year ended immediately prior to the year of termination. Any amount payable pursuant to clause (A) or clause (B) above shall be payable in four equal consecutive quarterly installments, with the first such payment to be made within 15 days following the date of termination.

                  (iii) EQUITY RIGHTS. In the event the Executive voluntarily terminates his employment hereunder for Good Reason, all unvested Time-Vested Options and Performance Options shall terminate immediately and be of no further force or effect and, in the event the Company terminates Executive's employment without Cause, 50 percent (50%) of any unvested Time-Vested Options and Performance Options shall become immediately and fully vested and exercisable, and shall remain exercisable for the full term thereof, and the remaining 50 percent (50%) of any Time-Vested Options and Performance Options shall terminate immediately and be of no further force or effect; provided, however, in the event that the employment of the Executive is terminated during the six-month period immediately preceding a Change of Control (as defined in Section 8(c) hereof) by the Company without Cause, then, 100 percent (100%) of any unvested Time-Vested Options and Performance Options shall become immediately and fully vested and exercisable and shall remain exercisable


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                           for the full term thereof. This accelerated vesting
                           provision shall apply only to Time Vested Options and Performance Options that have been granted as of the date triggering acceleration and shall have no force or effect with respect to any options described herein which are not then issued.

                  (iv) CONTINUED BENEFITS. For the 12-month period following the date of the Executive's termination of employment, the Company shall continue to provide the Executive and his eligible dependents, at its sole cost, with the medical, dental, disability and life insurance coverages that were provided to the Executive immediately prior to termination of employment, subject to cancellation by the Company in the event that the Executive obtains coverage under comparable substitute plans of another employer. Following the expiration of such 12-month period and for the lifetime of the Executive, the Executive and his eligible dependents shall be entitled to continue participating (at the Executive's sole expense) in the Company's group medical, dental, disability and life insurance coverages, with the Executive's cost to be determined on a basis consistent with the method for determining employee payments under the health care continuation requirements of the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA").

         (b) RESIGNATION WITHOUT GOOD REASON; TERMINATION FOR CAUSE. In the event the Executive voluntarily terminates his employment hereunder other than for Good Reason or is terminated by the Company for Cause, the Company shall pay the Executive and provide him with any Accrued Rights under Section 7(a)(i). Upon such termination, (i) the Executive shall not be entitled to receive, and the Company shall have no obligation to provide, any severance payments under this Agreement, (ii) the Executive and his dependents shall not be entitled to receive, the Company shall have no obligation to provide to the Executive or his dependents, any medical, dental, disability or life insurance coverage except as required by COBRA or other applicable law or under the terms of the applicable plans and (iii) all unvested Time-Vested Options and Performance Options shall terminate immediately and shall be of no further force or effect.

         (c) DISABILITY; DEATH. In the event the Executive's employment hereunder is terminated by reason of the Executive's Disability or death, the Company shall pay and provide the Executive (or his legal representative) with the following:

                  (i) ACCRUED RIGHTS. The Company shall pay and provide to the Executive (or his legal representative) any Accrued Rights, including all disability or life insurance benefits (as applicable).

                  (ii) SALARY CONTINUATION. The Company shall provide the Executive (or his legal representative) with continued payment of the Executive's then-current Base Salary for a period of 12 months.


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                  (iii)    EQUITY RIGHTS. As of the date of the Executive's
                           termination under this paragraph (c) any unvested portion of the Time-Vested Options and the Performance Options shall become immediately and fully vested and exercisable, and shall remain exercisable for the full term thereof.

                  (iv) CONTINUED BENEFITS. For the 12-month period following the date of the Executive's Disability or death, the Company shall continue to provide the Executive and/or his eligible dependents (as applicable), at its sole cost, with the medical, dental, disability and life insurance coverages that were provided to the Executive immediately prior to termination of employment. Following the expiration of such 12-month period, the Executive shall be entitled to continue group benefit coverages on the same basis as described in Section 7(a)(iv) hereof.

8. LOAN REDUCTION PROGRAM

         As further consideration for the services rendered by the Executive through December 31, 2006, the Company agrees, on the terms and conditions set forth below, to the following reduction in the amounts due under the loan between the Executive and the Company evidenced by that certain Promissory Note dated February 2, 2000, in the original principal amount of $4,992,000 (the "Loan").

         (a) STATUS OF LOAN. Contemporaneously with the execution and delivery of this Agreement, the Company has agreed to reduce the per annum interest rate, effective as of the date hereof, of the Loan from nine percent (9%) to seven percent (7%) and to extend the maturity to December 31, 2006 (the "Loan Maturity Date").

         (b) LOAN REDUCTION. Except as set forth in subsection 8(b)(iii), the Loan (principal and related accrued interest) shall be forgiven in 2006, or sooner as indicated below, based, to the extent indicated below, on the Executive's continued employment with the Company through December 31, 2006, and on the satisfaction of double trigger performance goals.

                  (i) The first trigger involves an annual determination over the period 2001-05 of whether (A) the objective Board approved EBITDA budgeting goals for each fiscal year were satisfied or (B) the Compensation Committee of the Board otherwise determines that the Executive's performance for the year warrants a determination that the first trigger shall be deemed to be satisfied. For each of the years 2001-05 for which the first trigger is satisfied, the maximum Loan reduction would be 20% of the Loan principal and related accrued interest. The actual reduction of the Loan in such case shall be further contingent upon the satisfaction of the second trigger.

                  (ii) The second trigger involves the price per share of the Company's Company Stock. For each of the years 2001-05 for which the first trigger


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                           has been satisfied (each a "First Trigger Year"), the
                           Loan reduction, expressed as a percentage of principal and related accrued interest outstanding up to 20% per each such year, shall be determined as follows: should the highest closing sales price per share of the Common Stock for any day in 2006 as reported on the principal exchange on which the shares of Common Stock are then traded ("Measurement Price") equal or exceed such closing sales price per share as of July 1, 2001, or if July 1, 2001 is not a trading day, then such closing sales price per share of the next succeeding trading day (such date the "Measurement Date") plus 100% thereof, then the Loan reduction percentage applicable to each First Trigger Year shall be 20%; should the Measurement Price equal or be less than such closing sales price per share as of Measurement Date, plus 50% thereof, then the Loan reduction percentage applicable to each First Trigger Year shall be 0% (and there will be no corresponding reduction in the Loan); and should the Measurement Price be less than such closing sale price per share as of Measurement Date plus 100% thereof but more than such closing sales price per share as of Measurement Date plus 50%, then a proportionate (on a straight-line basis) reduction in the Loan for each First Trigger Year shall be made (e.g., Loan reduction percentage per First Trigger Year of 15% if the Measurement Price is equal to Measurement Date closing sales price per share plus 87.5% thereof).

                  (iii) No reduction in the Loan shall occur unless both performance triggers have been satisfied except that
                           (A) if the first trigger has been satisfied for any year and, prior to satisfying the second trigger on or before the Loan Maturity Date, the Executive voluntarily terminated his employment hereunder for Good Reason or was terminated by the Company other than for Cause, death or Disability, the Loan as of the date of termination of employment shall be reduced as if the second trigger were satisfied at the maximum price per share level or (B) in the event of a Change in Control prior to the Loan Maturity Date, the Loan shall be forgiven in its entirety regardless of achievement of either trigger, provided either the Executive is employed by the Company on the date of the Change in Control or the employment of the Executive is terminated during the six-month period immediately preceding a Change in Control by the Company without Cause.

                  (iv) In the event of any reduction in the Loan, Executive also shall receive from the Company an additional cash payment to cover any taxes due as a result of the Loan reduction (including any taxes due as a result of any payment under this subsection).

         (c) DEFINITIONS. For purposes of this Section 8, and as used elsewhere in this Agreement, the following terms shall have the meanings given below:

         "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (a "Person") or group of related Persons (a "Group") (as such terms are used in
Section 13(d)(3) of the Securities Exchange Act of 1934) other than a Principal or a Related Party of a Principal, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any Person or Group other than a Principal or a Related Party of a Principal becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934) of more than 50% of the aggregate voting power of all classes of capital stock of the Company having the right to elect directors under ordinary circumstances, or (iv) the first day on which a majority of the members of the Board are not Continuing Directors. For purposes of the foregoing, NationsBanc Capital Corp., State of Wisconsin Pension Board and their respective affiliates shall be treated as a Group of Related Persons.

         "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board who (i) was a member of the Board on the IPO Date or (ii) was nominated for election or elected to the Board with the approval of (4) two-thirds of the Continuing Directors who were members of the Board at the time of such nomination or election or (y) two-thirds of those Directors who were previously approved by Continuing Directors.

         "PRINCIPAL" means Richard W. Weening and Lewis W. Dickey, Jr.

         "RELATED PARTY" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned subsidiary, or spouse or immediate family member (in the case of an individual) of such principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

         "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such person or of one or more Subsidiaries of such Person (or any combination thereof).

         (d) Notwithstanding any prior expiration of the Agreement Term pursuant to Section 2, this Section 8 shall remain in effect through December 31, 2006.

9. PARACHUTE TAX INDEMNITY

         (a) If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for the Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) All determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be appointed jointly by two other nationally recognized accounting firms, one of which is appointed by the Executive and one of which is appointed by the Company for such purpose. The Accounting Firm shall not be an accounting firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control. All fees and expenses of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to this Section 9 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the Executive's benefit.

         (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later then ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
                  (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation on the foregoing provisions of this Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, so long as such action does not have a material adverse effect on the contest being pursued by the Company.

         (d) If, after the Executive's receipt of an amount advanced by the Company pursuant to this Section 9, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this Section 9) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive's receipt of an amount advanced by the Company pursuant to this Section 9, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10. NO MITIGATION OR OFFSET

         The Executive shall not be required to seek other employment or to reduce any severance benefit payable to him under Section 7 hereof, and, except as provided in Section 7(a)(iv) hereof, no such severance benefit shall be reduced on account of any compensation received by the Executive from other employment. The Company's obligation to pay severance benefits under this Agreement shall not be reduced by any amount owed by the Executive to the Company.

11. TAX WITHHOLDING; METHOD OF PAYMENT

         All compensation payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions. Any lump-sum payments provided for in this Agreement shall be made in a cash payment, net of any required tax withholding, no later than the fifth business day following the Executive's date of termination or other payment date. Any payment required to be made to the Executive under this Agreement that is not made in a timely manner shall bear interest until the date of payment at an interest rate equal to 120% of the monthly compounded applicable federal rate as in effect under Section 1274 (d) of the Code for the month in which payment is required to be made.

12. RESTRICTIVE COVENANTS

         (a) COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. The Executive acknowledges that during the course of his affiliation with the Company he has or will have access to and knowledge of certain information and data which the Company considers confidential or proprietary and the release of such information or data to unauthorized persons would be extremely detrimental to the Company. As a consequence, the Executive hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after his employment with the Company, he will not communicate, publish or disclose, to any person anywhere, or use for his own account any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct his duties hereunder, provided the Executive is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process. The Executive will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. The Executive will return to the Company all Confidential Information in the Executive's possession or under the Executive's control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive's relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof the term "Confidential Information" shall mean any information or data used by or belonging or relating to the Company or any of its subsidiaries or Affiliates that is not known generally to or available for use by the industry in which the Company is or may be engaged, other than as a result of the Executive's acts or omissions to act, and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets, proprietary data and information relating to the Company's business and products, price list, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designed, financial information, whether or not reduced to writing, or information or data which the Company advises the Executive should be treated as confidential information. The covenants made in this Section 12(a) shall remain in effect during the term of the Executive's relationship with the Company and, in the case of Confidential Information that constitutes trade secrets under the Uniform Trade Secrets Act, shall survive the termination of such relationship for any reason indefinitely, and, in the case of all other Confidential Information, shall survive for a period of five (5) years after such termination. The Executive further agrees and acknowledges that Confidential Information, as between the Company and the Executive, shall be deemed and at all time remain and constitute the exclusive property of the Company.

         (b) COVENANT NOT TO COMPETE. The Executive acknowledges that he has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to trade secrets of the Company and that the Company would be irreparably damaged if the Executive were to provide similar services to any person or entity competing with the Company or engaged in a similar business in the markets served or to be served by the Company. Therefore, in consideration of such relations and to further protect trade secrets, directly or indirectly, of the Company, the Executive agrees that during the term of his employment by the Company and for a period of eighteen months from the date of termination of the Executive, except that such eighteen month period shall not apply in the event of termination of employment (i) by the Company other than for Cause, (ii) by the Executive for Good Reason or (iii) by the Company or the Executive for any reason within one year following a Change of Control, the Executive will not, directly or indirectly, without the express written consent of the Company:

                  (i) act as a manager of a business substantially similar to, a supervisor of officers or employees rendering services for, or as an advisor with respect to the conduct of, whether on the Executive's own behalf or as an employee, director, or independent contractor of, any business that consists of radio broadcasting services (the "Business") and serves the listening areas (as defined by the Arbitron Metro Survey Area) set forth on Exhibit A, within which area the Executive acknowledges the Company currently conducts its business or has definite or immediate plans to conduct its business, (the "Competitive Businesses");

                  (ii) solicit, or attempt to solicit, clients, customers or accounts of the Company, (a) which during the twelve
                           (12)-month period prior to the date of termination of the Executive has obtained or contracted to obtain services from the Company and with which the Executive had contact during the term of the Executive's employment by the Company or (b) whose name and/or address both would constitute Confidential Information and became known to Executive as a customer or client or potential customer or client of the Company in any manner during the term of the Executive's employment by the Company, for, on behalf of or otherwise related to any such Competitive Businesses or any products related thereto; or

                  (iii) solicit or in any manner influence or encourage any person who is an employee of the Company at the time the Executive's employment terminates or who was such an employee with the Company at any time during the twelve (12)-month period immediately preceding the date of such termination and with whom the Executive had contact during the term of the Executive's employment by the Company to leave such employ or service with the Company for any employment opportunity with a competitive business.

Notwithstanding the foregoing, if any court determines that the covenant not to compete, or any part thereof, is unenforceable because of the duration of such provision or the geographic area or scope covered thereby, all of which the Executive acknowledges are reasonable under the circumstances, such court shall have the power to reduce the duration, area or scope of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         (c) In the event that, and each time during the Executive's employment with the Company, as, the Company (a) establishes the Business hereinafter in a territory other than those areas listed on Exhibit A or (b) adds a substantially different service line to the Business, the Executive agrees to execute and deliver an amendment to this Agreement adding the territory or additional service line or some combination thereof upon payment to the Executive by the Company of the sum of $100.00.

         (d) SPECIFIC PERFORMANCE. Recognizing the irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Executive contained in paragraphs (a) or (b) hereof, and that the Company's remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or Company acting in concert or participation with him, from the continuation of such breach and, in addition thereto, he shall pay to the Company all ascertainable damages, including costs and reasonable attorneys' fees sustained by the Company by reason of the breach or threatened breach of said covenants and assurances. The obligations of the Executive and the rights of the Company, its successors and assigns under Section 12 of this Agreement shall survive the termination of this Agreement. The covenants and obligations of the Executive set forth in
                  Section 12 hereof is in addition to and not in lieu of or exclusive of any other obligations and duties of the Executive to the Company, whether express or implied in fact or in law.

         (e) POTENTIAL UNENFORCEABILITY OF ANY PROVISION. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against the Executive, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and become a part of this Agreement, effective as of the date first written above, to the maximum extent in favor of the Company that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable shall in no instance render the entire Agreement unenforceable, but rather the Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

13. SUCCESSORS

         (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Notwithstanding the foregoing provisions of this Section 13(a), this Agreement shall not be assignable by the Company without the prior written consent of the Executive.

         (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the

                  Executive's designated beneficiary or, if there be no such designated beneficiary, to the legal representatives of the Executive's estate.

14. NO ASSIGNMENT

         Except as to withholding of any tax under the laws of the United States or any other country, state or locality, neither this Agreement nor any right or interest hereunder nor any amount payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind by the Executive or the beneficiaries of the Executive or by his legal representatives without the Company's prior written consent, nor shall there be any right of set-off or counterclaim in respect of any debts or liabilities of the Executive, his beneficiaries or legal representatives, except in the case of termination of employment for Cause; provided, however, that nothing in this Section 14 shall preclude the Executive from designating a beneficiary to receive any benefit payable on his death, or the legal representatives of the Executive from assigning any rights hereunder to the person or persons entitled thereto under his will or, in case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.

15. ENTIRE AGREEMENT

         This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and, except as specifically provided herein, cancels and supersedes any and all other agreements between the parties with respect to the subject matter hereof. In particular, this Agreement amends and restates and, thus, supercedes the Prior Agreement, except for any and all provisions of the Prior Agreement that relate to the grant of equity incentives granted pursuant to Section 5 of the Prior Agreement, which provisions, including any provisions under Section 5 or 7 of the Prior Agreement, shall remain in effect throughout the Agreement Term of this Agreement. Any amendment or modification of this Agreement shall not be binding unless in writing and signed by the Company and the Executive. Notwithstanding the foregoing, the parties hereto shall enter into stock option agreements in respect of the Time-Vested Options and Performance Options setting forth terms and conditions consistent with the provisions of this Agreement and such other terms and conditions approved by the Compensation Committee.

16. SEVERABILITY

         In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

17. NOTICES

         All notices which may be necessary or proper for either the Company or the Executive to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by air courier, to the Executive at:

                  Mr. Lewis W. Dickey, Jr.
                  3535 Piedmont Road

                  Building 14, 14th Floor
                  Atlanta, Georgia 30305

and shall be sent in the manner described above to the Secretary of the Company at the Company's principal executives offices at 3535 Piedmont Road, Building 14, 14th Floor, Atlanta, Georgia 30305 or delivered by hand to the Secretary of the Company, and shall be deemed given when sent, provided that any notice required under Section 6 hereof or notice given pursuant to Section 2 hereof shall be deemed given only when received. Any party may by like notice to the other party change the address at which he or they are to receive notices hereunder.

18. GOVERNING LAW

         This Agreement shall be governed by and enforceable in accordance with the laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.

19. ARBITRATION

         Any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in the City of Atlanta, Georgia, in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrator's decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

20. LEGAL FEES AND EXPENSES

         To induce the Executive to execute this Agreement and to provide the Executive with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of its enforcement should the Company fail to perform its obligations hereunder, the Company shall pay and be solely responsible for any attorneys' fees and expenses and court costs incurred by the Executive as a result of a claim that the Company has breached or otherwise failed to perform this Agreement or any provision hereof to be performed by the Company, regardless of which party, if any, prevails in the contest.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

                                               EXECUTIVE


                                               /s/ Lewis W. Dickey, Jr.
                                               ---------------------------------
                                               LEWIS W. DICKEY, JR.



                                               CUMULUS MEDIA INC.


                                               /s/
                                               ---------------------------------
                                               By:
                                               Title:

                                    EXHIBIT A

                                 Listening Areas



  Bangor                                        Albany
  Canton/Salem                                  Columbus-Starkville
  Florence                                      Flint
  Harrisburg                                    Lake Charles
  Myrtle Beach                                  Lexington
  Tallahassee                                   Melbourne
  Wilmington                                    Montgomery
  Youngstown                                    Saginaw
                                                Shreveport
  Fayetteville, AR
  Fayetteville, NC                              Abilene
  Ft. Smith                                     Amarillo
  Kalamazoo                                     Appleton
  Mobile                                        Beaumont
  Monroe                                        Grand Junction
  Pensacola                                     Green Bay
  Rockford                                      Houston
  Savannah                                      Killeen Temple
  Toledo                                        Odessa
                                                Topeka
  Bismarck                                      Wichita Falls
  Cedar Rapids
  Dubuque
  Eugene
  Fairbault
  Owatonna
  Oxnard-Ventura
  Quad Cities
  Santa Barbara
  Waseca
  Waterloo